Exhibit 10.3(b)1

NIELSEN HOLDINGS PLC
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), is made, effective as of _________________ (the “Grant Date”) between Nielsen Holdings plc, a company incorporated under the laws of England and Wales (hereinafter called the “Company”), and _____________________________ (the “Participant”).  For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Amended and Restated Nielsen 2010 Stock Incentive Plan (the “Plan”), shall have the meanings set forth in Exhibit A attached to this Agreement and incorporated by reference herein.

WHEREAS, the Company desires to grant the Participant performance-based restricted stock units (the “Performance RSUs”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Performance RSUs to the Participant as an incentive for increased efforts during Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Performance RSUs.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Grant of the Performance RSUs

.

(a)

On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to the Participant a target number of Performance RSUs equal to _______ (the “Target RSU Award”).  The actual number of Performance RSUs which the Participant will earn under this Agreement will be finally determined based upon the Company’s Relative Total Shareholder Return and Free Cash Flow achievements for the period commencing on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”), in accordance with the provisions of Exhibit A attached to this Agreement and made a part hereof.

(b)

Each RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock upon earning and vesting.  The Participant will earn and become vested in the RSUs, and take delivery of the Shares, as set forth in this Agreement.

Earning of Performance RSUs

. Until the applicable vesting date(s) provided below, (i) the Performance RSUs shall be subject to forfeiture by the Participant to the Company as provided in this Agreement, and (ii) the Participant may not sell, assign, transfer, discount, exchange, pledge or otherwise encumber or dispose of any of the Performance RSUs unless the restrictions have terminated in accordance with the provisions of this Agreement.

(a)Service and Performance Requirements Absent a Change in Control.  The Performance RSUs shall become vested, earned and no longer subject to forfeiture based upon the level of achievement of the Company’s performance goals for the Performance Period as set forth on Exhibit A, as well as the conditions set forth in both subsections (i) and (ii) of this Section 2(a):

(i)Service Requirements.

(A)General Rule:  Unless otherwise provided in this Agreement, so long as the Participant continues to be employed by the Company or any of its Subsidiaries through the end of the

Exhibit 10.3(b)2

Performance Period, the Participant shall, on the Performance Vesting Date (defined in Section 2(a)(ii) below), vest in and earn the number of Performance RSUs determined as set forth on Exhibit A hereto.  If, prior to the end of the Performance Period, and absent the occurrence of any Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated for any reason, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof.

(B)Exceptions to Forfeiture on Termination of Employment:  Notwithstanding clause (A) above, if, prior to the end of the Performance Period, and absent the occurrence of any Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated:

(1)   voluntarily by the Participant (other than due to Good Reason or the Participant’s death, Permanent Disability or Retirement) or involuntarily by the Company for Cause, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof; or

(2)  involuntarily by the Company and its Subsidiaries without Cause, by the Participant for Good Reason, by the Participant if mutually agreed to in writing by the Company with reference to this agreement and the amounts payable under this section, or due to the Participant’s Retirement, then the Participant will be eligible to earn a number of Performance RSUs equal to the product of (x) the total number of Performance RSUs that would have become vested and earned pursuant to Section 2(a)(ii) below (i.e., if and to the extent the Company has achieved the Company’s Relative Total Shareholder Return and Free Cash Flow Targets for the Performance Period as set forth on Exhibit A), if the Participant had remained employed with the Company or a Subsidiary through the end of the Performance Period, and (y) a fraction, the denominator of which is equal to 1095 and the numerator of which is equal to:

•

If the Participant was employed by the Company or its Subsidiaries at the beginning of the Performance Period, the numerator shall be equal to the number of days between (and including) the beginning of the Performance Period and the date of his or her termination of employment; or

•

If the Participant was hired by the Company or its Subsidiaries after the beginning of the Performance Period, the numerator shall be equal to the number of days between (and including) his or her hire date and the date of his or her termination of employment; or

(3)   due to the Participant’s death or Permanent Disability, then the Target RSU Award shall immediately vest in full and be paid to the Participant as soon as practicable thereafter, and no additional amounts shall be payable hereunder with respect to the Performance Period

Amounts payable under this provision shall be paid at the time such payment would have been made if employment had not terminated, except in the case of death of Permanent Disability as described above.

(ii)Performance Requirement.  The Performance RSUs shall, so long as the Participant remains employed with the Company or its Subsidiaries through the end of the Performance Period (or except as otherwise provided in Section 2(a)(i) above), become vested, earned and no longer subject to forfeiture in such number of Performance RSUs as shall be determined as set forth on Exhibit A hereto. Whether and to what extent the Performance RSUs shall become vested and earned shall be

Exhibit 10.3(b)3

determined at a meeting of the Committee (such meeting date, the “Performance Vesting Date”) as soon as practicable following the end of the Performance Period pursuant to a certification by the Committee of the Company’s achievement, if any, of the applicable performance goals set forth on Exhibit A hereto.

Effect of Change in Control

.  If a Change in Control occurs during the Performance Period, the Participant shall earn a number of Performance RSUs as follows:

(i)  if the Performance RSUs are not assumed, continued, or restricted securities of equivalent value are not substituted for the Performance RSUs by the Company or its successor and the Participant is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then on the effective date of the Change in Control the Participant shall become vested in and earn 100% of the Target RSU Award; but

(ii)  if the Performance RSUs are assumed, continued or substituted by the Company or its successor, then the Participant shall become vested in and earn, on the last day of the Performance Period, so long as the Participant is employed with the Company or any of its Subsidiaries (or any successors thereto) on such date, 100% of the Target RSU Award; provided, however, that if, prior to the end of the Performance Period, the Participant’s employment by the Company or any of its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Participant for Good Reason, or terminates due to the Participant’s death, Permanent Disability or Retirement, then the Participant shall become vested in and earn 100% of the Target RSU Award payable as promptly as practicable following such termination of employment.

(c)Delivery of Shares; Forfeiture.  As promptly as practicable following the Performance Vesting Date or any other earlier vesting date provided under Section 2(b) above, the Company shall cause to be delivered to the Participant such Shares underlying any non-forfeited , vested Performance RSUs as soon as practicable after they are earned and vested as provided in this agreement (but in no event later than 2 ½ months after the last day of the calendar year in which such Performance RSUs became so earned and vested.

Adjustments Upon Certain Events

. The Committee may, in its sole discretion, take any actions with respect to any unvested Performance RSUs subject to this Agreement pursuant to Section 10 of the Plan.

No Rights of Shareholder

; No Dividend Equivalents. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares underlying vested Performance RSUs have been registered in the Company’s register of stockholders as being held by the Participant.  No dividend equivalents or other distributions shall be paid or payable with respect to Performance RSUs.

No Right to Continued Employment

. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary or offer letter provided by the Company or any Subsidiary to the Participant.

No Acquired Rights

. In participating in the Plan, the Participant acknowledges and accepts (i) that the Board/Committee has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its

Exhibit 10.3(b)4

Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the Performance RSUs shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (c) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

Transferability

. Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 7 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

Withholding

.

The Participant shall be required to pay to the Company or any Affiliate applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes pursuant to section 4(c) of the Plan.  The Participant hereby authorizes the Company to satisfy its withholding obligations from amounts payable hereunder or, at the Participant’s election, he may otherwise provide for the payment of such withholding obligations in cash.

Choice of Law

. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

Performance RSUs Subject to Plan

. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Performance RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Signature in Counterparts

. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.Clawback. The Participant shall forfeit or repay amounts awarded hereunder, whether or not vested, if:

(a)The amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error; and

(b)The Participant engaged in intentional misconduct that caused or partially caused the material error; and

(c)The amount that would have been awarded to the Participant had the financial results been properly reported, would have been less than the amount actually awarded (such difference being the amount forfeited or repaid hereunder).

Exhibit 10.3(b)5

13.Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

14.Confidential Information.

(a)In consideration of the Company entering into this Agreement with the Participant, the Participant shall not, directly or indirectly, at any time during or after the Participant’s employment with the Company or its affiliates, disclose any confidential information pertaining to the business of the Company (except when required to perform his or her duties to the Company or one of its affiliates, by law or judicial process).  If the Participant is bound by any other agreement with the Company regarding the use or disclosure of confidential information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of confidential information.

(b)Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Participant’s services are unique and because the Participant has had access to confidential information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

15.

Data Privacy.  Participant hereby acknowledges that the Company holds information about the Participant relating to his employment, the nature and amount of his compensation, bank details, and other personal details and the fact and conditions of Participant’s participation in the Plan. Participant understands that the Company is the controller of Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (a) other companies within the Company that may be located outside the European Economic Area (“EEA”) or such other geographical location in which  Participant is employed where there may be no legislation concerning an individual’s rights concerning personal data; (b) third party advisers and administrators of the Plan; and/or (c) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (a), (b), or (c) in relation to the Plan will only be for the purpose of administration and

Exhibit 10.3(b)6

management of the plan by the Company, on behalf of the Company. Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (a), (b), or (c). Participant hereby authorizes and directs the Company to disclose to the parties as described above under (a), (b) or (c) any of the above data that is deemed necessary to facilitate the administration of the Plan. Participant understands and authorizes the Company to store and transmit such data in electronic form. Participant confirms that the Company has notified Participant of his entitlement to reasonable access to the personal data held about Participant and of his rights to rectify any inaccuracies in that data.

Exhibit 10.3(b)7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date hereof.

NIELSEN HOLDINGS PLC

By:

Name:

Title:

PARTICIPANT

[NAME]

EXHIBIT A

The number of Earned TSR Performance RSUs and Earned Free Cash Flow Performance RSUs shall be added together to determine the total number of Performance RSUs that will become vested, earned and no longer subject to forfeiture pursuant to the terms of the Agreement to which this Exhibit A is attached.

A.Relative Total Shareholder Return Award Opportunity.  Forty percent (40%) of the Participant’s Target RSU Award (the “TSR Target RSUs”) shall be eligible to vest and be earned if and only if the Company’s Relative Total Shareholder Return during the Performance Period relative to the Relative Total Shareholder Returns of the companies in the Peer Group (the “Relative Company TSR”) at least equals or exceeds the 30th percentile (the “TSR Threshold Target”). Subject to the Company’s achievement of the TSR Threshold Target, the number of Performance RSUs that will become vested and earned hereunder shall be equal to the product of (x) the number of TSR Target RSUs and (y) the TSR Performance Factor (as set forth in the table below) (such number of vested RSUs, the “Earned TSR Performance RSUs”).  In no event shall the number of Earned TSR Performance RSUs exceed the number of TSR Target RSUs if the Company’s absolute total shareholder return growth is negative.  Fractional RSUs shall be rounded up to the next whole RSU.

If the TSR Threshold Target is not achieved, no percentage of the TSR Target RSUs will become vested or earned and such portion of the Performance RSUs shall be immediately forfeited without consideration.  If the TSR Threshold Target is met, the number of Earned TSR Performance RSUs shall be determined as follows:

If the Relative Company TSR is at least equal to the:	Then the TSR Performance Factor is:
30th Percentile	50%
50th Percentile	100%
75th Percentile	200%

If the Relative Company TSR percentile ranking falls between two percentile rankings set forth above, the TSR Performance Factor shall be interpolated on a linear basis.

“Relative Total Shareholder Return” shall mean the amount equal to:

(a) the sum of:

(x) the Ending Stock Price minus the Beginning Stock Price, plus

(y) the amount of any cash dividends paid on a per share basis on any shares of common stock of the applicable company (calculated as if such dividends had been reinvested in the applicable company’s common stock  at the end of the month in which each dividend is made, based on the ex-dividend date) cumulatively over the Performance Period; divided by

(b) the Beginning Stock Price.

“Beginning Stock Price” shall mean, for purposes of determining the Relative Total Shareholder Return for the Company and each company in the Peer Group, respectively, the average closing price per share of common stock of each such entity based on the twenty (20) trading day period ending immediately prior to January 1, 2016.  For any company with more than one issue of common stock, the calculation shall be made on the primary (most actively traded) issue of stock.

“Ending Stock Price” shall mean, for purposes of determining the Relative Total Shareholder Return for each of the Company and each company in the Peer Group, respectively, the average closing price per share of common stock based on the twenty (20) trading day period ending immediately prior to (and including, if it is a trading day) December 31, 2018.  For any company with more than one issue of common stock, the calculation shall be made based on the primary (most actively traded) issue of stock.

“Peer Group” shall mean that group of peer companies specified by the Committee and communicated to the Participant in writing separate and apart from this Agreement as such peer companies may be amended by the Committee in its sole discretion.

B.Free Cash Flow Award Opportunity.  Sixty percent (60%) of the Participant’s Target RSU Award (the “Free Cash Flow Target RSUs”) shall be eligible to vest and be earned if and only if the Company’s cumulative Free Cash Flow for the Performance Period as compared to $____billion (the “Free Cash Flow Achievement”) is at least equal to 85% (the “Free Cash Flow Threshold Target”).  Subject to the Company’s achievement of the Free Cash Flow Threshold Target, the number of Performance RSUs that will become vested and earned hereunder shall be equal to the product of (x) the number of Free Cash Flow Target RSUs and (y) the Free Cash Flow Performance Factor (as set forth in the table below) (such number of vested RSUs, the “Earned Free Cash Flow Performance RSUs”).  Fractional RSUs shall be rounded up to the next whole RSU.

If the Free Cash Flow Threshold Target is not achieved, no percentage of Free Cash Flow Target RSUs will become vested or earned and such portion of the Performance RSUs shall be immediately forfeited without consideration.  If the Free Cash Flow Threshold Target is met, the number of Earned Free Cash Flow Performance RSUs shall be determined as follows:

If the Free Cash Flow Achievement is at least equal to:	Then the Free Cash Flow Performance Factor is:
85%	50%
90%	90%
100%	100%
105%	105%
110%	110%
115%	155%
120%	200%

If the Free Cash Flow Achievement percentage falls between two percentages set forth above, the Free Cash Flow Performance Factor shall be interpolated on a linear basis.

“Free Cash Flow” shall have the meaning given to it by the Compensation Committee of the Board of Directors of the Company in its sole discretion.

Other Definitions

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant.

“Good Reason” shall mean, without the Participant’s consent, (i) a reduction in the Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

“Retirement” shall mean (i) any statutorily mandated retirement date required under laws applicable to the Participant or (ii) such other retirement date (which date may vary by Participant) as may be approved by the Committee or a designated officer of the Company, as delegated in accordance with the Plan.